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                                                                    EXHIBIT 10.6

                              KEYSTONE SAVINGS BANK
                              PERFORMANCE UNIT PLAN

         1. Purpose. The purpose of this Plan is to afford an incentive to executive officers, senior vice presidents and members of the Board of Trustees of Keystone Savings Bank (hereinafter referred to as the "Company") and to enable the Company to retain and attract personnel of the highest caliber who by their position, ability and diligence are able to make important contributions to the Company's growth.

         2. Definitions.

            a. "Company" means Keystone Savings Bank, or any company successor thereto by merger, consolidation, liquidation, or other reorganization, which has made provision for adoption of this Plan and the assumption of the Company's obligations hereunder.

            b. "Initial Value" per Unit, ($9.43), means the value of the Company's capital, excluding the security valuation reserve, as of December 31, 2001 divided by 10 million.

            c. "Interim Value" per Unit means the value of the Company's capital, excluding the security valuation reserve, as of the month ended preceding the award of Units, after the Effective Date of the Plan, divided by 10 million.

            d. "Final Value" per Unit means the value of the Company's capital, excluding the security valuation reserve, as of December 31, 2006 divided by 10 million.

            e. "Participant" means an employee or Trustee listed on Schedule 1 who is awarded Performance Units hereunder, and those employees and Trustees subsequently selected by the Personnel Committee to be awarded Performance Units hereunder.

            f. "Retirement" means a severance from the Company's employment upon or after attainment of two (2) years of service and 55 years of age for employees, and two (2) years of service for Trustees.

            g. "Termination Date" means the date of a Participant's severance from employment with, or service on the Board of, the Company by reason of death, Retirement, Disability, resignation, discharge or otherwise.

            h. "Disability" means complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which a Participant was employed by Company when such disability commenced, or to serve as a Member of the Board.

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            i. "Termination For Cause" shall mean (i) conviction of employee for any felony, fraud or embezzlement, or (ii) employee's failure or refusal to comply with the written policies or written directives of the company, or employee being guilty of misconduct in connection with the performance of his or her duties for the Bank.

            j. "Units" means Performance Units granted pursuant to this Plan.

            k. "Valuation Date" means with respect to an account established hereunder, subject to the provisions of paragraph 9 hereof, December 31, 2006.

            l. "Effective Date" means January 1, 2002.

         3. Administration. This Plan shall be administered by the Personnel Committee of the Board of Trustees. Such Committee, hereinafter referred to as the "Committee" is authorized to interpret the terms and provisions of the Plan and to adopt such rules and regulations for the administration of the Plan as it may deem advisable. Members of the Committee shall not participate in any discretionary determinations related to their respective benefits under this Plan.

         4. Eligibility. Performance Units shall be granted only to the persons identified on Schedule 1 hereof and those executive officers, senior vice presidents and members of the Board of Trustees of Keystone Savings Bank subsequently selected by the Committee. Subject to the terms, provisions and conditions of this Plan, the Committee is authorized to (a) select employees and members of the Board, in addition to those listed on Schedule 1, to be granted Performance Units; (b) determine the number of Performance Units covered by each grant; provided, however, that the number of Units to be awarded to members of the Board shall be 4000; (c) determine the time or times when, and the conditions under which, amounts may become payable with respect to Performance Units within the limits stated in this Plan; and (e) prescribe the form, which shall be consistent with the Plan, of the instruments evidencing any Performance Units granted under this Plan.

         5. Performance Unit Accounts. The Company shall record in an account with respect to each Participant identified in Schedule 1 the number of Units awarded to such Participant and the Initial Value thereof, and with respect to each Participant selected by the Committee, in addition to those listed on
Schedule 1, the number of Units awarded to such Participant and the Interim Value thereof. A separate account shall be maintained with respect to each award of Performance Units to each Participant.

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         6. Valuation of Units. The amount to be paid to the Participant with respect to any account established in his or her name under this Plan shall be determined on the Valuation Date with respect to such account, shall be calculated only with respect to vested Units included in such account, and shall consist of the excess, if any, of (a) the Final Value per Unit times the number of vested Units included in such account over (b) the Initial Value or the Interim Value per Unit, in accordance with paragraph 5 hereof, times the number of vested Units included in such account, less any amount which the Company is required to withhold with respect to such payment under the then applicable provisions of the Internal Revenue Code of 1986, as amended, or state or local income tax laws. Payment shall be made wholly in cash or may be deferred in accordance with paragraph 8 hereof.

         7. Vesting. One-fourth of the Performance Units credited to each Participant's account shall become vested on the second anniversary date of the award of Performance Units to which such account relates and an additional one-fourth shall vest on each such anniversary date for the next succeeding years of the Plan. Such vesting shall occur only if the Participant on the date of the vesting has continuously been an employee, or served as a member of the Board, of the Company since the date of the award. In the event of death of a Participant, or termination as a result of Disability or Retirement, such Participant's account shall automatically become fully vested. A leave of absence, unless otherwise determined by the Committee, shall not constitute a cessation of employment.

         8. Payment of Unit Value. Not later than 120 days following the Valuation Date, the Committee shall notify the Participant in writing of his or her right to receive payment in respect to all or any portion of the vested Units in such account in the calendar year following the Valuation Date. All or any portion of the vested Units may be deferred by transferring the value of such Units to the Keystone Savings Bank Executive and Trustees Deferred Compensation Plan. Participants shall make an election of their method of payment not later than December 31, 2006. Payment to Participant and/or transfer to the Deferred Compensation Plan shall be made as soon as practicable, but in no event more than 30 days after receipt of the notice of right to receive payment. In the event a Participant does not make a payment election, payment in respect of all vested Units in such account shall be made by the Company to the participant.

         9. Minimum Performance Level. No payment or deferral with respect to vested Units shall be made to any Participant unless the Company's minimum performance level is achieved for the five year period beginning on the Effective Date and ending on the Valuation Date. The minimum performance level necessary for payment of the vested Unit Value under the Plan shall be an average Return on Equity of 9% for the period of the Plan.

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         10. Termination of Employment. In the event of death or termination of employment, by Retirement, Disability or otherwise, of a Participant prior to the Valuation Date, the value of the vested Units in such Participant's account on the date of the Participant's death or termination of employment shall be determined in accordance with paragraph 6 hereof as if the Valuation Date with respect to such Units then credited to his or her account had occurred on the date of such Participant's death or termination of employment, in which event the Final Value per Unit shall be the value of the Company's capital, excluding the security valuation reserve as of the month end in which termination occurs, following such Participant's death or termination of employment, divided by 10 million, and such value shall be paid in accordance with paragraph 8 hereof. In the event of the death or termination of employment by Retirement, Disability or otherwise, of a Participant after the Valuation Date, any amounts remaining unpaid will be paid in the manner previously determined in accordance with paragraph 8 hereof. In the event of the death of a Participant, prior to or after the Valuation Date, all payments to which such Participant would be entitled shall be delivered to the Participant's designated beneficiary, otherwise to the executor or administrator of the Participant's estate. In the event an employee is terminated for cause, all of his or her interests in the plan shall be forfeited.

         11. Rights of Company. Nothing contained in this Plan or in any grant pursuant to this Plan shall (a) interfere in any way with the right of the Company to terminate the employment of a Participant at any time for any reason or no reason; or (b) be evidence of any agreement or understanding, express or implied, that the Company will employ a Participant in any particular position or at any particular rate of remuneration or for any particular period of time.

         12. Amendments to Plan. The Board of Trustees may at any time terminate or from time to time amend, modify or suspend this Plan.

         13. Governing Law. This Plan shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

         14. Nonalienation of Benefits. No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefits. If any Participant hereunder should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit hereunder, then such right or benefit shall, in the discretion of the Administrative Committee, cease and desist, and in such event, the Company may hold or apply the same or any part thereof for the benefit of the Participant, his or her spouse, children, or other dependents, or any of them, in such manner and in such proportion as the Administrative Committee may deem proper.

         15. Approval. This Plan shall be submitted to the Board of Trustees for approval and if approved shall be effective as of the Effective Date.

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                                   SCHEDULE 1
                                  PARTICIPANTS

                                   PERFORMANCE                  2002 SALARY
OFFICERS                              UNITS                       (000's)
--------                           -----------                  -----------

Frederick E. Kutteroff               42,400                       $ 274.0
Richard L. Meares                    27,100                         175.0
Eugene T. Sobol                      23,100                         149.0
John F. Acanfora                     16,300                         105.0
Deborah R. Goldsmith                 12,100                          78.0
James M. Higgins                     15,500                         100.0
Virginia D. Smith                    13,100                          84.5
William L. Vitalos                   13,200                          85.0
Karen L. Whitehill                   14,700                          95.0


TRUSTEES
--------

Jeffrey P. Feather                    4,000                       $  25.8
Michael J. Gausling                   4,000                          25.8
Donna D. Holton                       4,000                          25.8
John A. Mountain                      4,000                          25.8
R. Chadwick Paul, Jr.                 4,000                          25.8
Robert R. Scholl                      4,000                          25.8
Kenneth R. Smith                      4,000                          25.8
R. Charles Stehly                     4,000                          25.8
Richard L. Strain                     4,000                          25.8



         Performance Units have been awarded, assuming an average Return on Equity of 11% is achieved for the Plan period, producing a target payout of 100% of 2002 salary.

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